Exhibit 99.3

Management’s Discussion and Analysis of Financial Condition and
Results of Operations of NET Power, LLC

The following discussion of our financial condition and results of operations should be read in conjunction with NET Power’s audited consolidated financial statements as of and for the years ended December 31, 2022 and 2021 included in the proxy statement/prospectus of NET Power Inc. (formerly Rice Acquisition Corp. II (“RONI”)) filed with the Securities and Exchange Commission (the “SEC”) on May 10, 2023, as supplemented by supplement No. 1 dated May 26, 2023 (collectively, the “proxy statement/prospectus”), and unaudited consolidated financial statements as of and for the three months ended March 31, 2023 and 2022, together with the related notes thereto, contained in Exhibit 99.2 to this Current Report on Form 8-K. Certain information included in this discussion contains forward-looking statements that involve numerous risks and uncertainties. Our actual results may differ materially from those projected or implied by the forward-looking statements. Forward-looking statements are based on current expectations and assumptions and currently available data and are neither predictions nor guarantees of future events or performance. You should not place undue reliance on forward-looking statements, which speak only as of the date hereof. See “Risk Factors” in the “Risk Factors” section of this Current Report on Form 8-K for a discussion of factors that could cause our actual results to differ from those expressed or implied by forward-looking statements.

Unless the context otherwise requires, all references in this section to “NET Power,” “we,” “us,” or “our” refer to the business of NET Power, LLC and its subsidiaries prior to the consummation of the Business Combination. Unless the context otherwise requires, all references in this section to “we,” “our,” “us,” “the Company” or “NET Power” refer to the business of NET Power, LLC, a Delaware limited liability company, and its subsidiaries.

Overview

We are a clean energy technology company that has developed a unique power generation system (the “NET Power Cycle”) that produces clean, reliable, and low-cost electricity from natural gas while capturing virtually all atmospheric emissions. The NET Power Cycle is designed to inherently capture carbon dioxide (CO2) and eliminate air pollutants such as sulfur oxides (SOX), nitrogen oxides (NOX), and particulates. The NET Power Cycle was first demonstrated at our 50 MWth demonstration facility in La Porte, Texas which broke ground in 2016 and began testing in 2018. We conducted three testing campaigns over three years and synchronized to the Texas grid in the fall of 2021. Through these tests, we achieved technology validation, reached critical operational milestones and accumulated over 1,500 hours of total facility runtime as of October 2022. We plan to conduct additional research and testing campaigns at our demonstration facility over the next several years and are targeting the first utility-scale plant to achieve commercial operations in 2026.

We plan to license our technology through offering plant designs ranging from industrial-scale configurations between 25-115 MW net electric output to utility-scale units of approximately 300 MW net electric output capacity. Our first generation utility-scale design (Gen1U) will be a 300 MWe Class power plant, targeting a CO2 capture rate of 97% or greater. Early Gen1U deployments are focused on ensuring a clean and reliable system. Based on our work to date, we expect these early projects to target a net efficiency of approximately 45%. Incorporating the lessons learned from early plants’ operations, we target to deliver later Gen1U plants with net efficiency of approximately 50%. We expect that later facilities adopting our second-generation utility-scale design, or Gen2U, will benefit from higher efficiencies and even lower costs. With multiple Gen1U projects currently in development, we expect the first utility-scale plant utilizing the NET Power Cycle will be operational in 2026. We intend to deploy our technology in the U.S. and around the world by leveraging experience gained from our La Porte, Texas demonstration facility as well as from the expertise of our strategic owners, including Occidental Petroleum Corporation (“OXY”), through OLCV Net Power, LLC, Baker Hughes Energy Services LLC, an affiliate of Baker Hughes Company (“BHES”), Constellation Energy Generation, LLC (“Constellation Energy”) and NPEH, LLC, which is controlled by 8 Rivers Capital, LLC, which is controlled by SK Inc. (“8 Rivers Capital”).

Our potential customers include electric utilities, oil and gas companies, technology companies, and industrial facilities, both in domestic and international markets. We have engaged in active dialogue with potential customers in each of these industries. We expect that our primary revenues will be derived from license and royalty fees from our customers who will develop, own and construct NET Power Plants around the world. We expect to also provide technical support services to NET Power Plant developers and operators.

The Business Combination

On December 13, 2022, we entered into the Business Combination Agreement (as may be amended from time to time, the “Business Combination Agreement”) with Rice Acquisition Corp II (“RONI”), Rice Acquisition Holdings II LLC (“RONI Opco”), Topo Buyer Co, LLC (“RONI Buyer”) and Topo Merger Sub, LLC (“RONI Merger Sub”). Pursuant to the Business Combination Agreement, Merger Sub was merged with and into NET Power LLC with NET Power LLC surviving the merger as a wholly controlled subsidiary of RONI Buyer (the “Business Combination”). Upon the consummation of the Business Combination on June 8, 2023, RONI was renamed NET Power Inc.

Pursuant to the Business Combination Agreement, the aggregate merger consideration payable upon closing of the Business Combination to existing NET Power holders consisted of 137.2 million Class A units of RONI Opco and 137.2 million shares of Class B Common Stock of RONI. Following the Closing, RONI retained its “Up-C” structure, whereby all of the equity interests in NET Power are held by RONI Opco, and RONI’s only assets are its equity interests in RONI Opco.

In accordance with ASC 810, NET Power is considered a variable interest entity with RONI its primary beneficiary. RONI was determined to be the primary beneficiary of NET Power through being the sole managing member of NET Power, with the power to control the most significant activities of NET Power, while also having an economic interest that provides it with the ability to participate significantly in NET Power’s benefits and losses. As a result, NET Power will be treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the Business Combination represents an acquisition of a business and NET Power’s identifiable assets acquired, liabilities assumed, and any non-controlling interests will be measured at their acquisition date fair value.

As a result of the Business Combination, we became a publicly traded company with common stock and public warrants trading on the New York Stock Exchange, which will require us to hire additional personnel and implement procedures and processes to address public company regulatory requirements and customary practices. We expect to incur material additional annual expenses as a public company for, among other things, directors’ and officers’ liability insurance, director fees, and additional internal and external accounting, legal, and administrative resources, including increased personnel costs, audit and other professional service fees.

Key Factors Affecting Our Prospects and Future Results

We believe that our performance and future success depend on a number of factors that present significant opportunities for us but also pose risks and challenges, including cost over-runs in the testing and operation of the demonstration plant, technical problems with the NET Power Cycle, potential supply chain issues, and development of competing clean-energy technology sooner or at a lesser cost than the NET Power Cycle, and the other factors discussed under the section titled “Risk Factors” in this Current Report on Form 8-K. Potential supply chain issues related to the manufacturing and transportation of key equipment have not yet had a material impact on our results of operations or capital resources, but continued material disruption in the supply chain may, in the future, lead to a delay in our commercialization efforts, which could impact our results of operations.

Commencing Commercial Operations

We are targeting our first utility-scale plant to be operational in 2026. We expect that the 300 MWe Class plant will be a NET Power-led consortium project located at an OXY-hosted site in the Permian Basin of West Texas. We expect that the project will fully integrate power production with transportation and underground storage of carbon dioxide. We are focused on delivering a project that will catalyze future adoption for utility-scale customers.

Major remaining development activities relating to an operational utility-scale plant by 2026 are similar to the activities we have previously undertook to design, build and commission the La Porte, Texas demonstration facility. They include but are not limited to: finalizing a Siting Study, initiating all permitting required, conducting a Front End Engineering Design (FEED) study, originating all required supply and off-take contracts, structuring the project to attract any required 3rd party equity and debt financing and achieving final investment decision (FID), initiating the Engineer, Procurement and Construction (EPC) process, and constructing and commissioning the facility.

Regulatory Approvals

We will hire a permitting consultant to ensure all required regulatory approvals are met during project development. These include, but are not limited to: air permits, construction permits, electrical power generation approvals, waste water discharge permits, and others.

Key Components of Results of Operations

We are a development stage company and our historical results may not be indicative of our future results. Accordingly, the drivers of our future financial results, as well as the components of such results, may not be comparable to our historical or future results of operations.

Revenue

We have not generated material revenue to date. We have historically generated revenue through various contracts with potential future license customers for access to testing results, other data and feasibility studies. We have also generated revenue from our role as a sub-recipient of a Department of Energy grant to conduct syngas testing at our La Porte, Texas demonstration facility.

Cost of Revenue

Cost of revenue includes primarily the cost of subcontractor labor as well as supplies and materials directly associated with our role as a grant subrecipient. We expect cost of revenue to expand to include allocated labor costs associated with commercial development activities, and to increase in absolute dollars in future periods along with our revenue levels.

Gross Profit

Our gross profit represents revenues less our total costs of revenue. We expect gross profit to increase in future periods along with our revenue levels.

Operating Expenses

Operating expenses consist of general and administrative expenses, sales and marketing expenses, research and development expenses, depreciation and amortization expenses, and bad debt expenses. Personnel-related costs are the most significant component of our operating expenses and include salaries, benefits and stock-based compensation expenses.

We expect to continue to invest substantial resources to support our growth and anticipate that each of the following categories of operating expenses will increase in absolute dollar amounts for the foreseeable future.

General and Administrative

General and administrative expenses consist primarily of personnel-related expenses associated with our general and administrative organization, professional fees for legal, accounting, and other consulting services, as well as other costs including bad debt expense. We expect to incur additional general and administrative expenses as a result of operating as a public company, including expenses related to compliance with the rules and regulations of the SEC and stock exchange listing standards, additional insurance expenses (including directors’ and officers’ insurance), investor relations activities and other administrative and professional services. We also expect to increase the size of the general and administrative function to support the growth of our business. However, we anticipate general and administrative expenses to decrease as a percentage of revenue over the long term.

Sales and Marketing

Our sales and marketing expenses consist primarily of personnel-related costs directly associated with our sales and marketing activities. We have not incurred significant sales and marketing expenses to date. We intend to make significant investments in our sales and marketing organization in the future to drive revenue once commercial activities commence. As a result, we expect our sales and marketing expenses to increase in the future as we approach commencing commercial operations.

Research and Development

Our research and development, or R&D, expenses consist primarily of labor expenses and fees paid to third parties working on and testing specific aspects of our technology, including testing at our demonstration plant in La Porte, Texas, and development activities under the Joint Development Agreement, dated February 3, 2022, by and among NET Power, Nuovo Pignone International S.r.l. (NPI), and Nuovo Pignone Tecnologie S.r.l. (NPT), as amended by that certain First Amendment to Joint Development Agreement, dated effective June 30, 2022, by and among the same parties (the “Original JDA”) and the Amended and Restated Joint Development Agreement, dated December 13, 2022, by and among NET Power, RONI, RONI Opco, NPI, and NPT, as amended, supplemented or otherwise modified from time to time in accordance with its terms (the “Amended and Restated JDA”). R&D costs have been expensed as incurred. We expect R&D expenses to grow as we continue to develop our technology.

Depreciation, Amortization, and Accretion

Our depreciation and amortization expenses consist primarily of depreciation on our demonstration plant. We expect future depreciation and amortization to increase slightly as we continue to invest in our demonstration plant testing facility. Our accretion expense is related to the asset retirement obligation at the demonstration plant and is not expected to change materially.

Other Income (expense)

Other income (expense) consists mainly of interest income, interest expense, fair value adjustments and other expenses.

Results of Operations

Comparison of the three months ended March 31, 2023 and 2022

The following table sets forth our condensed results of operations data for the periods presented:

	Three months ended March 31,
(in thousands)	2023	2022	$ Change	% Change
Revenue	$50	$224	$(174)	(78)%
Cost of revenue	-	(63)	63	(100)%
Gross profit	50	161	(111)	(69)%

General and administrative	5,633	3,365	2,268	67%
Sales and marketing	340	125	215	172%
Research and development	7,566	3,254	4,312	133%
Project development	218	-	218	100%
Depreciation and amortization	3,332	3,325	7	0%
Total operating expenses	17,089	10,069	7,020	70%

Operating loss	(17,039)	(9,908)	(7,131)	72%

Other income (expense)
Interest income (expense)	(30)	(1,439)	1,409	(98)%
Other income (expense)	2	-	2	100%
Net Other (Expense)	(28)	(1,439)	1,411	(98)%

Net Loss	$(17,067)	$(11,347)	$(5,720)	50%

Revenue

Revenue decreased by $174 thousand, or 78%, to $50 thousand for the three months ended March 31, 2023, as compared to $224 thousand for the three months ended March 31, 2022. Revenue during these two periods was not significant, and the decrease is attributable to normal fluctuation.

Cost of Revenue

Cost of revenue decreased by $63 thousand, or 100%, to no cost of revenue for the three months ended March 31, 2023, as compared to $63 thousand for the three months ended March 31, 2022. This decrease was primarily attributable to a decrease in DOE Syngas testing activities, which had only minimal activity in 2022, and had no activity in 2023.

General and Administrative

General and administrative expenses increased by $2.268 million, or 67%, to $5.633 million for three months ended March 31, 2023, as compared to $3.365 million for the three months ended March 31, 2022. This increase was primarily attributable to overall increases in corporate activity, including staffing and equity-based compensation.

Sales and Marketing

Sales and marketing expenses increased by $215 thousand, or 172%, to $340 thousand for the three months ended March 31, 2023, as compared to $125 thousand for the three months ended March 31, 2022. This increase was primarily attributable to increased engagement of external consultants to support increased marketing activities as well as engagement of commercial staff.

Research and Development

Research and development increased by $4.312 million, or 133%, to $7.566 million for the three months ended March 31, 2023, as compared to $3.254 million for the three months ended March 31, 2022. This increase was primarily due to the increase of development activities under the Original JDA.

Project Development

Project development increased from $0 to $218 thousand, or 100% for the three months ended March 31, 2023 as compared to the three months ended March 31, 2022. This increase was due to the initiation of activities related to development of a commercial scale facility.

Depreciation and Amortization

Depreciation expense increased by $7 thousand, to $3.332 million for the three months ended March 31, 2023, as compared to $3.325 million for the three months ended March 31, 2022. This reflects a nominal increase due to the purchase of furniture and fixtures associated with a new office space.

Interest Income (Expense) and Other Income (Expense)

Interest expense decreased by $1,409 million, which was attributable to expensing of the loan discount associated with the option liability relating to the member loans, which was fully expensed in February 2022. Change in Other Income was minimal, but attributable to income on disposal of scrap metal.

Liquidity and Capital Resources

Liquidity

We have not initiated commercial operations and have incurred losses since inception. We expect to continue to have losses in 2023 and beyond. We measure liquidity in terms of our ability to fund the cash requirements of our R&D activities and our near term business operations, including our contractual obligations and other commitments. Our current liquidity needs primarily involve R&D activities for the ongoing development of our technology.

As of March 31, 2023, we had an accumulated deficit of $241.6 million. As we continue to incur losses, achieving profitability is dependent upon the successful development and commercialization of our technology, and achieving a level of revenues adequate to support our cost structure. We will continue to need to raise additional capital until we achieve sustained profitability.

We had $5.241 million in cash and cash equivalents as of March 31, 2023. We also had total liabilities of $11.362 million as of March 31, 2023. As a result of the Business Combination, we received gross proceeds of approximately $675 million, consisting of approximately $135 million from RONI’s trust account and approximately $540 million in PIPE proceeds from strategic and financial investors. We believe that these proceeds should be sufficient to reach commercialization of our technology, but certain costs are not reasonably estimable at this time and we may require additional funding.

Cash Flow Summary

The following table shows our cash flows from operating activities, investing activities and financing activities for the presented periods:

	Three months ended March 31,
(in thousands)	2023	2022
Net cash provided by (used in)
Operating activities	$(5,144)	$(3,900)
Investing activities	$(615)	$—
Financing activities	$5,836	$21,466

Operating Activities

Our cash flows used in operating activities to date have been primarily comprised of payroll, material and supplies, facilities expense, and professional services related to research and development and general and administrative activities. As we continue to increase hiring to accelerate our engineering efforts ahead of having an operational plant, we expect our cash used in operating activities to increase significantly before we start to generate any material cash flows from our operations. Cash used by operating activities increased from $3.900 million in the three months ended March 31, 2022 to $5.144 million in the three months ended March 31, 2023. This is consistent with our expectations regarding an increase in operational activity.

Investing Activities

During the three months ended March 31, 2023 we used $615 thousand in cash flow activities related to investment. This mainly represents construction in progress at the La Porte, Texas demonstration facility, as well as the addition of furniture and fixtures at the newly leased corporate office. During the three months ended March 31, 2022, we did not engage in any activities resulting in cash flow from investment.

Financing Activities

Cash provided by financing activities in the three months ended March 31, 2023 consisted of cash received from the exercise of loan options.

Cash provided by financing activities in the three months ended March 31, 2022 consisted primarily of BHES’ investment in NET Power on February 3, 2022. It also reflects $2 million in member loans received at the beginning of the year, and subsequent repayment of all outstanding member loans, totaling $10 million.

Commitments and Contractual Obligations

Leases

As of March 31, 2023, there were two active leases in place. The most recent, a five-year office lease agreement was signed on June 6, 2022 and took effect on November 1, 2022. Future minimum lease payments under the lease are approximately $978 thousand. As of March 31, 2023, we had $755 thousand in lease liabilities and $751 thousand in right of use assets on its consolidated balance sheet, in accordance with ASC 842.

We also hold a lease for the land under the demonstration facility in La Porte, Texas, for approximately 218,900 square feet of land from Air Liquide Large Industries U.S. LP (“Air Liquide”) at a rate of $1 per year, under a lease that expires on the earlier of (i) July 1, 2025 and (ii) the termination of our oxygen supply agreement with Air Liquide, pursuant to which Air Liquide supplies oxygen for our use at the demonstration facility. The term of the oxygen supply agreement is perpetual but may be terminated by us or by Air Liquide upon 30 days’ written notice. The underlying lease requires the removal of all equipment and the obligation to restore the land to post-clearing grade level, which has resulted in the recognition of an asset retirement obligation liability of $2.475 million as of March 31, 2023.

Joint Development Agreement

As of March 31, 2023, we had $3.766 million in long-term payables associated with the Amended JDA, and have committed to funding a portion of the remaining development costs through a combination of cash and equity. The Amended JDA’s total value equals $140.0 million. To-date, we have recognized approximately $3.8 million of cash expenses and approximately $3.8 million of share-based expenses related to the Amended JDA.

Off-Balance Sheet Arrangements

As of March 31, 2023, we have not engaged in any off-balance sheet arrangements, as defined in the rules and regulations of the SEC.

Capital Commitments

As of March 31, 2023, we have committed to purchase certain components of industrial machinery from a supplier for use at our LaPorte, Texas demonstration facility. The total commitment, which was initially unrecognized on our balance sheet, totaled $4.7 million. We recognize portions of the commitment on our balance sheet as it becomes payable per contract milestones. We recognized $0.5 million of this commitment on our balance sheet related to milestone billings under the terms of the commitment within the current period.

Critical Accounting Policies and Estimates

Our financial statements have been prepared in accordance with U.S. GAAP. Preparation of the financial statements requires our management to make a number of judgments, estimates and assumptions relating to the reported amount of expenses, assets and liabilities and the disclosure of contingent assets and liabilities. We consider an accounting judgment, estimate or assumption to be critical when (1) the estimate or assumption is complex in nature or requires a high degree of judgment and (2) the use of different judgments, estimates and assumptions could have a material impact on our financial statements. Our significant accounting policies are described in our financial statements incorporated by reference in this Current Report on Form 8-K. Additional information about our critical accounting policies follows:

Revenue Recognition

Revenue is recognized upon transfer of control of promised services to customers in an amount that reflects the consideration that we expect to receive in exchange for those services. Revenue is recognized as services are performed and amounts are earned in accordance with the terms of a contract at estimated collectible amounts.

Equity-Based Compensation and Fair Value of Shares

We recognize the cost of equity-based awards granted to our employees and directors based on the estimated grant-date fair value of the awards. Cost is recognized on a straight-line basis over the service period, which is generally the vesting period of the award. We determine the fair value of equity awards using the Black-Scholes option pricing model, which is impacted by the following assumptions:

●	Expected Term — We use the expected term to liquidity, which is generally to vesting period of the award.

●	Expected Volatility — As our equity is not currently publicly traded, the volatility is based on a benchmark of comparable companies.

●	Expected Dividend Yield — The dividend rate used is zero as we have never paid any cash dividends and we do not anticipate doing so in the foreseeable future.

●	Risk-Free Interest Rate — The interest rates used are based on the implied yield available on U.S. Treasury zero-coupon issues with an equivalent remaining term equal to the expected life of the award.

Prior to the Business Combination, there was no public market for our equity instruments and, as a result, the estimated fair value of our equity has historically been determined by our board of directors as of the grant date with input from management, considering our most recently available third-party valuations of equity and our board of directors’ assessment of additional objective and subjective factors that the board believed were relevant and which may have changed from the date of the most recent valuation through the date of grant. We engaged an independent third-party valuation specialist to perform contemporaneous valuations of our equity. The valuations were performed in accordance with the guidance outlined in the American Institute of Certified Public Accountants, or AICPA, Practice Aid, Valuation of Privately-Held Company Equity Securities Issued as Compensation. The independent third-party valuation specialist considered all objective and subjective factors that it believed to be relevant for each valuation conducted in accordance with AICPA’s Practice Aid, including our best estimate of our business condition, prospects, and operating performance at each valuation date. Other significant factors included:

●	Our results of operations and financial position;

●	Our stage of development and business strategy and the material risks related to our business and industry;

●	The lack of liquidity of our equity;

●	The valuation of publicly traded peer companies; and

●	The likelihood of achieving a liquidity event for the holders of our ownership shares and equity awards, given prevailing market conditions

Emerging Growth Company Accounting Election

Section 102(b)(1) of the JOBS Act exempts EGCs from being required to comply with new or revised financial accounting standards until private companies are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect not to take advantage of the extended transition period and comply with the requirements that apply to non-EGCs, and any such election to not take advantage of the extended transition period is irrevocable. Following the consummation of the Business Combination, we expect to be an EGC at least through the end of 2023 and will have the benefit of the extended transition period. We intend to take advantage of the benefits of this extended transition period.

New Accounting Pronouncements

For a discussion of recent accounting pronouncements, refer to Note 2. Summary of Significant Accounting Policies of the Consolidated Financial Statements included in our financial statements incorporated by reference in this Current Report on Form 8-K.